CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (including the Prospectus and Statement of Additional Information) of Centaur Mutual Funds Trust on Form N-1A (No. 333-117597) (Post-Effective Amendment No. 45 under the Securities Act of 1933 and Amendment No. 47 under the Investment Company Act of 1940) to be filed on or about September 21, 2022 of our report dated April 29, 2022, on our audit of the financial statements of Copley Fund, Inc. as of February 28, 2022 and for such periods as referenced in our report, which was included in the Annual Report of Copley Fund, Inc. on Form N-CSR filed on May 9, 2022. We also consent to the reference to our Firm under the captions “Financial Highlights” and "Independent Registered Public Accounting Firm" in this Registration Statement.

EISNERAMPER LLP

New York, New York

September 20, 2022